Exhibit 99.1

First National Community Bancorp, Inc.

April 9, 2012

Status Update: 2010 Form 10-K and Form 10-Q for September 30, 2010 Filed With the SEC

To Our Shareholders:

On April 6th we marked yet another important step toward our Company’s return to a position of full financial reporting compliance with the filing of our December 31, 2010 Form 10-K and the September 30, 2010 Form 10-Q.  We have been committed to navigating our Bank’s challenges with transparency and timeliness, and it has been our highest priority to ensure you are fully informed of both our challenges and successes along the way.  Today we are pleased to report successes.

While the results for these periods reflect the challenges we’ve been transparent in communicating over the past two years, the completion of these filings marks an important milestone for the Company.  We are one step closer to attaining current SEC reporting status.

Importantly, the successful completion of financial reporting requirements for the year 2010 places the most severe of our Company’s challenges behind us.  We believe that 2011 results will demonstrate meaningful improvement in the Company’s financial performance.  We are pleased with our progress, which reflects the strong and appropriate actions we’ve taken to improve the financial health of the Company.  We are confident the continued effect of these actions will be apparent in our future operating results.

We are always committed to providing essential and succinct summaries of results for all reporting periods.  Below you will find summarized results for the full year 2010, as filed in detail with the SEC.

Summary Results for 2010

The Company reported a net loss of $31.7 million, or $(1.94) per basic and diluted share in 2010 compared to a net loss of $44.3 million, or $(2.74) per basic and diluted share, in 2009. The Company’s 2010 results reflected a $25.0 million provision for loan and lease losses, compared to a $42.1 million provision recorded in 2009.  Non-interest expense increased by $3.6 million in 2010, from $38.2 in 2009 to $41.8 in 2010.  Higher holding costs associated with other real estate owned (OREO), and increased legal and professional fees contributed to the increase.

Legal Action

As you may be aware, on March 21, 2012 an FNCB shareholder initiated a court action seeking access to confidential business records related to loans made to Company shareholders and insiders. This followed a January 9, 2012 “demand letter” from this individual seeking access to these records to investigate allegations raised in a prior correspondence.

In response to the January 9, 2012 letter, our Board of Directors formed a special litigation committee (SLC) to investigate the allegations. The SLC consists of two independent members of the Board who were not named in this action. In addition, the SLC retained the law firm of McCarter & English, LLP to serve as its counsel during its investigation. The SLC is moving expeditiously to complete its review of materials related to these allegations and expects to provide a report in the near future.

The Board considers it unfortunate that this shareholder has elected to initiate this premature legal action prior to the completion of the SLC’s investigation. The Company is left with little choice but to vigorously defend itself against this action.

Looking Ahead in 2012

We fully expect that 2012 will continue meaningful progress toward rebuilding First National Community Bank’s financial position for the benefit of all our stakeholders.  We continue to maintain an effective and cooperative relationship with our regulators, with a goal of returning to full regulatory compliance.  We greatly appreciate your continued support and encouragement, which has been a fundamental source of strength for the Company during these challenging times.  We look forward to a brighter future as an independent community bank and healthy competitor in Northeastern Pennsylvania, serving our very loyal customer and shareholder base as the economy, the financial industry and our Company return to financial prominence.

Yours truly,

/s/ Dominick L. DeNaples
Dominick L. DeNaples
Chairman

/s/ Steven R. Tokach
Steven R. Tokach
President and Chief Executive Officer

This letter contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ include, but are not limited to, the following: the strategic initiatives and business plans may not be satisfactorily completed or executed, if at all; increased demand or prices for the Company’s financial services and products may not occur; changing economic and competitive conditions; technological developments; the effectiveness of the Company’s business strategy due to changes in current or future market conditions; effects of deterioration of economic conditions on customers specifically the effect on loan customers to repay loans; inability of the Company to raise or achieve desired or required levels of capital; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; relationships with customers and employees; challenges in establishing and maintaining operations; volatilities in the securities markets; and deteriorating economic conditions and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission.